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                                                                      Exhibit 11

                      SENSORMATIC ELECTRONICS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                 (In thousands)

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
                                                                                       Year ended  June 30,
                                                                            -------------------------------------------
Income:                                                                       1995              1994              1993
                                                                            --------          --------          -------
  Income from continuing operations                                          $69,551           $72,065          $54,084

    Discontinued operations                                                    4,100                 -                -
                                                                             -------           -------          -------
                                                                              73,651            72,065           54,084

  Add interest expense (net of tax) on 7% convertible
    subordinated debentures                                                        -             4,902            5,133
                                                                             -------           -------          -------

    Adjusted net income for fully diluted computation                        $73,651           $76,967          $59,217
                                                                             =======           =======          =======

Common shares (1):

  Weighted average shares outstanding during the year                         70,752            60,097           54,179

  Potential dilutive exercise of stock options
    and warrants (2)                                                           1,227             1,788            1,849
                                                                             -------           -------          -------

  Shares included in computation of primary
    earnings per share                                                        71,979            61,885           56,028

  Shares issuable on conversion of 7%
    convertible subordinated debentures                                            -             6,359            7,287

  Maximum dilution of stock options and warrants (3)                             188                99              317
                                                                             -------           -------          -------

  Shares included in computation of fully diluted
    earnings per share                                                        72,167            68,343           63,632
                                                                             =======           =======          =======
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
         (1)     Share amounts reflect the three-for-two stock split declared in November 1993.
         (2)     Computed under the treasury stock method based on the average price during the periods.
         (3)     Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.
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